Exhibit 99.1
Press Release

Metalline Mining Company 1330 Margaret Avenue Coeur d’Alene, ID 83815	Phone 208-665-2002 Fax 208-665-0041 email: metalin@attglobal.net Web site: www.metalin.com

OTC Bulletin Board: MMGG

For Release: November 2, 2006	Contact: Merlin Bingham (208) 665-2002

Metalline Mining Company receives approval for listing of shares on the American Stock Exchange

The American Stock Exchange ("Amex") has approved the application by Metalline Mining Company (the "Company") (OTCBB: MMGG) for the listing of the Company's common stock on Amex under the trading symbol "MMG".

Merlin D. Bingham, President of Metalline Mining Company, said, "We are delighted about our listing on the American Stock Exchange. We believe our listing will enhance shareholder value while providing our stockholders with a more liquid and efficient trading market."

Metalline Mining Company has selected J. Streicher & Co. as its specialist. The Amex listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on Amex, and may be rescinded if the Company is not in compliance with such standards. The Company expects to begin trading on Amex on Monday, November 6, 2006.

About Metalline Mining Company

Metalline Mining Company, a public company incorporated in the State of Nevada, is an exploration stage enterprise engaged in the business of mining. The Company currently owns twelve concessions, which are located in the municipality of Sierra Mojada, Coahuila, Mexico. The Company conducts its operations in Mexico through its wholly owned Mexican subsidiary, Minera Metalin S.A. de C.V. The Company’s primary focus has been to explore its Sierra Mojada concessions to identify available mineral deposits and define a resource. From 1999 through early 2005 an oxide zinc resource has been defined that management has determined contains sufficient estimated zinc metal to justify a feasibility study of the mineralized material. A feasibility study has been initiated. To obtain more information on Metalline Mining Company, visit the Company's web site (www.metalin.com).

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies' operations, markets, products and prices, and including other factors discussed in Metalline Mining Company’s various filings with the Securities and Exchange Commission.